Exhibit 23.7

SLR International Corporation
165 S Union Blvd., Suite 888
Lakewood, Colorado 80

Consent of Qualified Person

SLR International Corporation ("SLR"), in connection with the Company's Annual Report on Form 10-K (the “Form 10-K”), the undersigned consents to:

i.
the filing of the technical report summary titled “Technical Report Summary on the Sleeper Gold Project” (the “TRS”), dated June17, 2026, as an exhibit to and referenced in the Form 10-K;
ii.
the incorporation by reference of the TRS in the annual report on Form 10-K for Paramount Gold Nevada Corp. for the fiscal year ended June 30, 2026 (the “Form 10-K”), and in the Registration Statements on Form S-3 (333-275376) and Form S-8 (No. 333-205024, No. 333-262857 and No. 333-291058) (the “Registration Statements”);
iii.
the use of and references to our name in connection with the TRS, Form 10-K and the Registration Statements; and
iv.
the information derived, summarized, quoted or referenced from the TRS, or portions thereof, that was prepared by us, that we supervised the preparation of, and/or that was reviewed and approved by us, that is included or incorporated by reference in the Form 10-K and the Registration Statements.

SLR International Corporation is responsible for authoring, and this consent pertains to, all sections of the report. SLR certifies that it has read the Form 10-K and that it fairly and accurately represents the information in the TRS.

Dated September 17, 2026

/s/ Grant A.Malensek

______________________________

Grant A. Malensek, P.Eng.

SLR International Corporation

Technical Director - Mining Advisory

Financial Sector Services (Americas)

DOCPROPERTY "DocID" \* MERGEFORMAT DM3\9059805.1